Exhibit 5.2

SIDLEY AUSTIN LLP 70 ST MARY AXE LONDON EC3A 8BE +44 20 7360 3600 +44 20 7626 7937 FAX AMERICA ● ASIA PACIFIC ● EUROPE

May 22, 2025

Cipher Mining Inc.

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-281908 (the “Registration Statement”), filed by Cipher Mining Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement and the Underwriting Agreement dated May 20, 2025 (the “Underwriting Agreement”) between the Company and Morgan Stanley & Co. LLC, as underwriter (the “Underwriter”), the Underwriter borrowed and sold 17,540,000 issued and outstanding shares of the Company’s common stock (the “Shares”), par value $0.001 per share, at the request of the Company in order to facilitate hedging transactions by purchasers of certain convertible debt securities of the Company to be issued in connection with a concurrent offering (the “Concurrent Offering”) by the Company of $172,500,000 aggregate principal amount of its 1.75% Senior Convertible Notes due 2030 (the “Notes”), including $22,500,000 aggregate principal amount of Notes to be issued by the Company pursuant to the exercise by the underwriters of the Concurrent Offering in full of their right to purchase additional Notes to cover over-allotments.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Underwriting Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company and the pricing committee thereof established by such board relating to the Registration Statement and the sale of the Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Cipher Mining Inc.

May 22, 2025

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares covered by the Registration Statement pursuant to the Underwriting Agreement have been duly authorized by the Company, and such Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP